Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Prepares for Move to OTC Bulletin Board

LOS ANGELES, April 11, 2008 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced that effective April 14, 2008, its Common Stock will cease trading on The Nasdaq Capital Market. The Company anticipates that its Common Stock will thereafter be traded in the over-the-counter market and quoted through one or more of its market makers on the OTC Bulletin Board under the symbol EMAK.OB.

On February 25, 2008 the Company received a Nasdaq Staff Determination Letter with respect to its continued non-compliance with the Nasdaq listing requirement of $2.5 million in stockholders’ equity. The Company requested a hearing with Nasdaq, as negotiations were continuing with the holder of its preferred stock on a transaction that would permit the Company to reclassify approximately $19.1 million in book value of preferred stock as permanent equity on its balance sheet rather than “mezzanine” equity.

The Company’s preferred stock is classified outside of permanent equity pursuant to an accounting principle that dictates such treatment. This is due to the right of the holder to demand redemption in the event of a hostile change of control of the Company. Were the preferred stock classified as permanent equity, the Company would far exceed the Nasdaq listing requirement for stockholders’ equity. Management had been working with the preferred holder on ways to drop the mandatory redemption provision while not significantly penalizing the preferred holder or incurring material costs or dilution. It was determined that a transaction could not be completed at this time. This is based in part upon the publicly and privately communicated views of significant holders of the Company’s Common Stock on the potentially dilutive effect of any preferred stock restructuring, as well as the respective views of the Company and the preferred holder on the relative value to each of the transaction. The preferred stock will thus remain classified as “mezzanine” equity on the Company’s balance sheet.

The Company informed the Nasdaq Staff prior to the hearing date that no transaction with its preferred holder would be consummated. On April 10, 2008, the Nasdaq Listing

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EMAK Worldwide, Inc.

Qualifications Panel notified the Company that its securities will be delisted from The Nasdaq Capital Market effective at the opening of trading on April 14, 2008.

Management will continue to focus its resources on pursing the Company’s growth objectives and positioning the Company to enhance long-term shareholder value. The Company will continue to maintain its status as a reporting company with the Securities and Exchange Commission and update its shareholders on material events and financial information as required.

Commenting on these developments, Michael Sanders, Chief Financial Officer, stated: “Due to our small market capitalization and limited public float, we have not enjoyed many of the benefits traditionally associated with a Nasdaq listing and do not believe a move to the over-the-counter market will adversely impact shareholder value. Management believes that at least in the near term, our shareholders are best served by our emphasis on pursuing revenue growth and managing our operating expenses over the limited benefits that have resulted from our Nasdaq listing.”

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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